Putnam Short Duration Income Fund, January 31, 2013, semiannual report

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:


72DD1

Class A			   906
Class B		  	    -
Class C		    	    2
Class M			    2

72DD2

Class R		          -
Class R5				-
Class R6				-
Class Y		    	    78

73A1

Class A			0.0288
Class B			0.0088
Class C	      	0.0086
Class M			0.0263

73A2

Class R	      	0.0086
Class R5		 	0.0339
Class R6			0.0339
Class Y			0.0339


74U1

Class A			56,243
Class B			    39
Class C			   343
Class M			    55

74U2

Class R			   10
Class R5			    1
Class R6			    1
Class Y			3,593

74V1

Class A			10.04
Class B			10.03
Class C			10.03
Class M             10.03

74V2

Class R			10.03
Class R5			10.05
Class R6			10.05
Class Y			10.05

61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi-monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.


85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.